Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for the Three and Nine Months Ended

September 30, 2017 and Reaffirms Full Year 2017 Guidance

CONCORD, NC (October 25, 2017) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported third quarter 2017 total revenues of $137.6 million, and both net income and adjusted non-GAAP net income of $9.2 million or $0.22 per diluted share. Nine month 2017 total revenues were $397.2 million, net income was $34.6 million or $0.84 per diluted share, and adjusted non-GAAP net income was $38.2 million or $0.93 per diluted share.

These results were within management’s expectations, and SMI reaffirmed its full year 2017 non-GAAP earnings guidance of $0.90 to $1.10 per diluted share as further described below. Non-GAAP items are further discussed and reconciled with comparable GAAP amounts below.

The Company’s 2017 third quarter and year-to-date results are not directly comparable to last year primarily because of “the Battle at Bristol” football game and large preceding concert held in the third quarter 2016. Those 2016 football weekend results are not reflected as non-GAAP adjustments in the accompanying financial results. However, excluding those results, SMI’s third quarter and year-to-date 2017 adjusted non-GAAP net income increased over 2016. Although not held in 2017, the Company is attempting to schedule similar events in the future.

Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions (although improving), including underemployment and slow middle class economic recovery, changing demographics and media entertainment consumption and poor weather. Race schedule changes, in 2017 as compared to 2016, including racing events impacted by poor weather, are presented below in the Selected Financial Data.

Third Quarter Comparison
●	Total revenues of $137.6 million in 2017 compared to $170.7 million in 2016
●	Accelerated depreciation and removal costs on retired assets aggregating $357,000 pre-tax, $225,000 after tax or $0.01 per diluted share in 2016
●	Non-recurring benefits from state tax law changes of $507,000 or $0.01 per diluted share in 2016
●	Net income of $9.2 million or $0.22 per diluted share in 2017 compared to $13.7 million or $0.33 per diluted share in 2016
●	Adjusted non-GAAP net income of $9.2 million or $0.22 per diluted share in 2017 compared to $13.4 million or $0.33 per diluted share in 2016

Year-to-Date Comparison

●	Total revenues of $397.2 million in 2017 compared to $429.5 million in 2016
●	Impairment charge for goodwill of $1.1 million pre-tax, $698,000 after tax or $0.02 per diluted share in 2017
●

Accelerated depreciation and removal costs on retired assets aggregating $4.6 million pre-tax, $2.9 million after tax or $0.07 per diluted share in 2017 and $357,000 pre-tax, $225,000 after tax or $0.01 per diluted share in 2016

●	Non-recurring benefits from state tax law changes of $507,000 or $0.01 per diluted share in 2016
●	Net income of $34.6 million or $0.84 per diluted share in 2017 compared to $39.3 million or $0.95 per diluted share in 2016
●	Adjusted non-GAAP net income of $38.2 million or $0.93 per diluted share in 2017 compared to $39.0 million or $0.95 per diluted share in 2016

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities, and should not be considered as alternatives to net income or diluted earnings per share determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended September 30:		Nine Months Ended September 30:
	2017	2016	2017	2016
Net income using GAAP	$9,211	$13,666	$34,582	$39,274
Impairment of goodwill, pre-tax	–	–	1,117	–
Accelerated depreciation on retired assets and costs of removal, pre-tax	–	357	4,597	357
Non-recurring benefit of state income tax law changes	–	(507)	–	(507)
Aggregate income tax effect of non-GAAP adjustments	–	(132)	(2,119)	(132)
Non-GAAP net income	$9,211	$13,384	$38,177	$38,992

Diluted earnings per share using GAAP	$0.22	$0.33	$0.84	$0.95
Impairment of goodwill, pre-tax	–	–	0.03	–
Accelerated depreciation on retired assets and costs of removal, pre-tax	–	0.01	0.11	0.01
Non-recurring benefit of state income tax law changes	–	(0.01)	–	(0.01)
Aggregate income tax effect of non-GAAP adjustments	–	0.00	(0.05)	0.00
Non-GAAP diluted earnings per share	$0.22	$0.33	$0.93	$0.95

To modernize our facilities for fan enhancements and alternative marketing purposes, the Company has renovated select seating areas at Charlotte, Kentucky and New Hampshire Motor Speedways. The Company recorded non-cash, pre-tax charges for accelerated depreciation and costs of removal aggregating approximately $4.6 million in the first quarter 2017.

The Company recorded a non-cash, pre-tax impairment charge of approximately $1.1 million to eliminate goodwill associated with certain souvenir merchandising activities in the second quarter 2017.

As recently announced, the Company obtained approval from NASCAR to realign one Monster Energy Cup Series and one Camping World Truck Series race from New Hampshire Motor Speedway, and one Xfinity Series race from Kentucky Speedway, to Las Vegas Motor Speedway beginning in September 2018.

Significant 2017 Third Quarter Events

●	Bristol Motor Speedway – NASCAR Bass Pro Shops NRA Night Race Monster Energy Cup, Food City 300 Xfinity and UNOH 200 Camping World Truck Series racing events
●	zMAX Dragway at Charlotte Motor Speedway – NHRA Carolina Nationals racing event
●

Kentucky Speedway – NASCAR Quaker State 400 presented by Advance Auto Parts Monster Energy Cup, Alsco 300 Xfinity, VisitMyrtleBeach.com 300 Xfinity and Buckle Up in Your Truck 225 Camping World Truck, and Crosley Brands 150 Automobile Racing Club of America Series racing events

●	Las Vegas Motor Speedway – NASCAR Las Vegas 350 Camping World Truck Series racing event
●	New Hampshire Motor Speedway – NASCAR Overton’s 301 Monster Energy Cup, ISM Connect 300 Monster Energy Cup, Overton’s 200 Xfinity and UNOH 175 Camping World Truck Series racing events
●	Sonoma Raceway – Toyota NHRA Sonoma Nationals and GoPro Grand Prix of Sonoma IndyCar Series racing events

2017 Earnings Guidance

The Company reaffirmed that third quarter 2017 results are consistent with its previous full year 2017 non-GAAP earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain (although improving) economic conditions and underemployment, among other factors. Higher health-care and fuel costs, along with inclement weather, could significantly impact our future results.

Dividends and Stock Repurchase Program

During the nine months ended September 30, 2017, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $18.6 million. On October 18, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock, aggregating approximately $6.2 million, payable on December 1, 2017 to shareholders of record as of November 10, 2017. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the nine months ended September 30, 2017, the Company repurchased 189,000 shares of common stock for approximately $3.7 million under this program. As of September 30, 2017, the Company has repurchased 4,747,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 253,000.

Comments

“Excluding the results of our ‘Battle at Bristol’ collegiate football weekend last year, SMI’s third quarter and year-to-date 2017 adjusted non-GAAP results increased over 2016 and are within our expectations,” stated Speedway Motorsports Chief Executive Officer and President Marcus G. Smith. “We achieved these results despite having more than our fair share of poor weather surrounding certain NASCAR and other racing events in this and last year’s race seasons. Revenue streams from track rentals and certain non-motorsports activities have shown sizable increases, demonstrating the ongoing appeal of our first class facilities in desirable, premium markets. Those increases reflect the success of our ongoing marketing focus to broaden the use of our facilities.”

“Our multiple long-term contracted revenue streams remain substantial. Our largest being the ten-year NASCAR broadcasting agreements through 2024, along with our NASCAR ancillary broadcasting rights revenues which continue to grow,” continued Mr. Smith. “Many of our NASCAR event sponsorships for 2018 and beyond are already sold, as well as several multi-year track rental agreements and marketing arrangements. Similar to most sports and sporting venues, our results reflect the ongoing challenges faced for admissions and various event related revenues growth. Capturing the next generation of new race fans is a main focus of SMI, along with NASCAR and the broadcasters. We are expanding our marketing strategies of offering attractive ticket prices for families and children, and innovative pre-race entertainment such as high-end concerts and competitive contests that appeal to millennials, as well as our existing core fans. SMI is strongly committed to providing our long-time loyal and next generation race fans with superior entertainment experiences and high-end customer service that cannot be duplicated at home or other venues.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “We are extremely excited about offering our sport’s first combination superspeedway and road course racing at Charlotte Motor Speedway’s NASCAR Monster Energy Cup and Xfinity Series playoff races in September 2018. This pioneering 18-turn, 2.4-mile ‘Roval’ course is another innovative step by SMI, and may set the stage for similar configured racing at other motorsport facilities. NASCAR remains more focused than ever on improving our sport – the recent, very well received ‘stage-based’ racing format and championship point structure for all three of the premier national series being just one example. Our management team continues to stress increasing long-term profitability through debt reduction, restrained capital spending, steady dividends and share repurchase programs, and ongoing efforts to adjust our operating cost structures and spending. We believe our business model has many opportunities for increasing long-term profitability. Major strategic changes such as our Las Vegas Motor Speedway hosting new NASCAR Monster Energy Cup, Xfinity and Camping World Truck Series races starting in September 2018 and the ‘Roval’ at our Charlotte Motor Speedway – are just a few outstanding examples.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, hosting of races, capital projects, expansion, facility reductions, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 833-236-2749 (US / Canada / toll-free) or 647-689-4174 (international). The reference number is 6187379. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Nine Months Ended September 30, 2017 and 2016
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
STATEMENT OF OPERATIONS DATA	9/30/2017	9/30/2016	9/30/2017	9/30/2016

Revenues:
Admissions	$27,641	$29,698	$71,532	$74,771
Event related revenue	34,452	37,226	103,491	108,295
NASCAR broadcasting revenue	68,847	65,839	200,073	192,453
Other operating revenue (a)	6,668	37,898	22,090	54,006
Total Revenues	137,608	170,661	397,186	429,525
Expenses and Other:
Direct expense of events	32,732	36,576	78,420	84,366
NASCAR event management fees	43,338	41,087	120,548	115,863
Other direct operating expense (a)	4,363	28,996	14,534	39,540
General and administrative	25,793	27,205	75,323	78,591
Depreciation and amortization	13,834	14,016	44,808	40,957
Interest expense, net	3,054	3,290	9,222	9,920
Impairment of goodwill	-	-	1,117	-
Other (income) expense, net	(157)	(941)	45	(886)
Total Expenses and Other	122,957	150,229	344,017	368,351
Income Before Income Taxes	14,651	20,432	53,169	61,174
Provision for Income Taxes	(5,440)	(6,766)	(18,587)	(21,900)
Net Income (a)	$9,211	$13,666	$34,582	$39,274

Basic Earnings Per Share	$0.22	$0.33	$0.84	$0.95
Weighted average shares outstanding	41,004	41,123	41,046	41,178

Diluted Earnings Per Share	$0.22	$0.33	$0.84	$0.95
Weighted average shares outstanding	41,022	41,135	41,062	41,191

Major NASCAR-sanctioned Events Held During Period	8	8	20	20

Certain Event Schedule Changes:
• Charlotte Motor Speedway held one MXGP motocross race in the third quarter 2016 that was not held in 2017
• Las Vegas Motor Speedway held one NASCAR Camping World Truck Series race in the third quarter 2017 that was held in the fourth quarter 2016
• Texas Motor Speedway held one IndyCar race in the third quarter 2016 (rescheduled from the second quarter due to poor weather) that was held in the second quarter 2017
• Poor weather resulted in delaying the start of one NASCAR Camping World Truck race at Bristol Motor Speedway and one NASCAR Xfinity race at New Hampshire Motor Speedway in the third quarter 2017

• Poor weather resulted in postponing and next-day rescheduling one Monster Energy NASCAR Cup race, and delaying the completion of one NASCAR Xfinity Cup race, at Bristol Motor Speedway in the second quarter 2017

• Poor weather resulted in delaying the completion of one Monster Energy NASCAR Cup race at Charlotte Motor Speedway in the second quarter 2017
• (a) Includes revenues and direct expenses associated with "the Battle at Bristol" collegiate football game and preceding concert held in the third quarter 2016 (no similar event was held in 2017)

BALANCE SHEET DATA	9/30/2017	12/31/2016

Cash and cash equivalents	$85,827	$79,342
Total current assets	130,518	127,909
Property and equipment, net	974,179	1,000,230
Goodwill and other intangible assets, net	344,608	345,725
Total assets	1,473,807	1,498,149

Deferred race event and other income, net	34,184	44,782
Total current liabilities	92,173	94,671
Credit facility borrowings (all term loan)	35,000	66,000
Total long-term debt (excluding deferred financing costs)	236,049	267,206
Total liabilities	661,326	700,366
Total stockholders' equity	812,481	797,783